Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112735, 333-122016, 333-130402 and 333-131060) pertaining to the Anesiva, Inc. 2003 Equity Incentive Plan, the 2003 Non-Employee Directors’ Stock Option Plan, the 2003 Employee Stock Purchase Plan, and the Non-Plan Option Grants of our reports dated March 8, 2007 with respect to the consolidated financial statements of Anesiva, Inc. , Anesiva, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Anesiva, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 8, 2007